Exhibit 99.1

Kiora Pharmaceuticals Receives Nasdaq Notification
of Non-Compliance with Listing Rule 5250(c)(1)

Salt Lake City, Utah -- May 31, 2022 -- Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX), ("Kiora" or the "Company") today announced that on May 25, 2022, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, with the Securities and Exchange Commission (“SEC”).

This notification has no immediate effect on the listing of the Company’s common stock on the Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

As disclosed in the Current Report on Form 8-K filed by the Company on May 23, 2022, the Company’s audit committee concluded that, as a result of inadvertent errors in the accounting for certain contingent consideration, it is appropriate to restate the Company’s previously issued financial statements as of and for the fiscal years ended December 31, 2021 and December 31, 2020 and condensed consolidated interim financial statements as of and for the fiscal periods ended March 31, 2021, June 30, 2021 and September 30, 2021 in a comprehensive amended Annual Report on Form 10-K (the “Amended Form 10-K”) for the fiscal year ended December 31, 2021 with expanded financial information and other disclosures in lieu of filing separate amended annual and quarterly reports for the affected periods during the fiscal years ended December 31, 2021 and December 31, 2020. Given the scope of the process for preparing the Amended Form 10-K, the Company was unable to complete and file the Form 10-Q for the quarter ended March 31, 2022 by the required due date of May 16, 2022. On May 17, 2022, the Company filed a Form 12b-25 Notification of Late Filing with the SEC related to the Form 10-Q.

Under the Nasdaq rules, the Company has 60 calendar days, or until July 25, 2022, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-Q to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently and expects to file its Form 10-Q within the 60-day period, which would eliminate the need for the Company to submit a formal plan to regain compliance.

About Kiora Pharmaceuticals

Kiora is a clinical-stage biotechnology company developing and commercializing products for the treatment of ophthalmic diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-101 is being developed for the treatment of the Ocular Presentation of Rheumatoid Arthritis (“OPRA). It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase ("DHODH") with what we believe is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release) designed to overcome the off-target side effects and safety issues associated with commercially available DHODH inhibitors. In addition, Kiora is developing KIO-201, a modified form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing. For more information, please visit www.kiorapharma.com.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the timing of the filing for the delayed Quarterly Report on Form 10-Q and the Company’s ability to regain compliance with applicable Nasdaq rules. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on April 15, 2022 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Investor Contact
Francina Agosti, PhD
(617) 546-0742

fagosti@reportablenews.com